CSI COMPRESSCO LP ANNOUNCES THIRD QUARTER 2023 RESULTS; ACHIEVES 14% YEAR-ON-YEAR QUARTERLY ADJUSTED EBITDA GROWTH; CONTINUES LEVERAGE REDUCTION

THE WOODLANDS, Texas (November 2, 2023) / PRNewswire / - CSI Compressco LP (“CSI,” or the “Partnership”) (NASDAQ: CCLP) today announced third quarter 2023 results.

Third Quarter 2023 Results:

•Total revenues were $99.7 million compared to $94.9 million in the third quarter 2022.
•Contract services revenue increased to $71.5 million compared to $67.5 million in the third quarter 2022.
•Net loss was $0.9 million compared to a net loss of $4.5 million in the third quarter 2022.
•Adjusted EBITDA was $33.8 million compared to $29.8 million in the third quarter 2022.
•Trailing Twelve Months Adjusted EBITDA was $129.5 million.
•Compression fleet utilization increased to 87.6% compared to 85.1% in the third quarter 2022.
•Operating horsepower increased to 1,026,918 compared to 1,022,106 in the third quarter 2022.
•Distributable cash flow was $14.0 million compared to $11.1 million in the third quarter 2022.
•Distribution coverage ratio was 9.9x compared to 7.8x in the third quarter 2022.
•Third quarter of 2023 distribution of $0.01 per common unit will be paid on November 14, 2023.
•Net Leverage Ratio was 4.8x compared to 5.7x in the third quarter 2022.
•CSI has no significant credit facility or debt maturities until 2025.

Management Commentary

John Jackson, CEO of CSI Compressco commented, “Our third quarter results reflect the continuing improvements in operational execution amid the backdrop of a strong, resilient natural gas compression market. The operating results reflect continued improvement in our contract services gross profit percentage, increased quarterly EBITDA, improving leverage metrics, and another sequential increase in utilization. Our outlook continues to be upbeat as the visibility of demand continues to be robust and longer in duration.

Demand for medium and large HP (400 HP+) remains strong as we exit 2023 and look to 2024 and beyond. This is evidenced by utilization rates across the industry, the tight available supply, and the sustained incremental demand from customers. Our overall fleet utilization continued to improve, up to 87.6% and the reciprocating fleet utilization also increased to 93.9%. Our reciprocating fleet represents approximately 83% of our total horsepower. Regarding the incremental new build demand, we have committed capital for 2023 and 2024 with signed contracts for large HP units for delivery beginning in the fourth quarter 2023 and continuing into the third quarter of 2024.

Our net leverage metric continues to improve, currently at 4.8x and down from 5.1x at June 30, 2023. We remain committed to limiting our capital spending during 2023 such that CSI Compressco will generate free cash flow during the year and our current net debt metrics reflect that free cash flow generation during 2023.

The long-term outlook continues to have a very constructive & positive tone. Our current known demand from our customers for 2024 horsepower exceeds what we can supply from our existing fleet. We are entering the final budget phase for many of our customers and the request for 2025 capital commitments is ramping up considerably. Over the fourth quarter of 2023 and the first quarter of 2024 we will begin the allocation of CSI Compressco’s capital for 2025. This strength in the demand allows us to pursue organic growth with strong returns while continuing to improve the terms related to our existing fleet. We still have significant opportunities for improvements to our rates, contracts to convert to CPI inflation protection and length of terms on our existing fleet. This occurs as our contracts come up for renewal and 2024 will be another active year to continue moving our contract services fleet to market.

This current cycle is like no other that we have experienced. It is strong, growing and disciplined. As a result, we continue to have confidence in a lengthy cycle. We are very optimistic about the future of natural gas, the compression space, and in particular in CSI Compressco’s position to thrive in this environment.”

    This press release includes the following financial measures that are not presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”): Adjusted EBITDA, distributable cash flow, distribution coverage ratio, free cash flow, and net leverage ratio. Please see Schedules B-E for reconciliations of these non-GAAP financial measures to the most directly comparable U.S. GAAP measures.

    Unaudited results of operations for the quarter ended September 30, 2023 compared to the prior quarter and the corresponding prior year quarter are presented in the table below.

	Three Months Ended
	Sep 30, 2023	Jun 30, 2023	Sep 30, 2022	Q3-2023 v Q2-2023	Q3-2023 v Q3-2022
	(In Thousands, except percentage changes)
Net loss	$(947)	$(2,573)	$(4,451)	63%	79%
Adjusted EBITDA	$33,839	$32,530	$29,782	4%	14%
Distributable cash flow	$13,959	$11,390	$11,075	23%	26%
Net cash provided by (used in) operating activities	$35,162	$4,772	$42,395	637%	17%
Free cash flow	$22,949	$(2,872)	$24,983	(899)%	8%

As of September 30, 2023, total compressor fleet horsepower was 1,171,628, fleet horsepower in service was 1,026,918, for an overall fleet utilization rate of 87.6% (we define the overall service fleet utilization rate as the service compressor fleet horsepower in service divided by the total compressor fleet horsepower). Idle horsepower equipment under repair is not considered utilized, but we do count units on standby as utilized when the client is being billed a standby service rate.
Balance Sheet

    Cash on hand at the end of the third quarter was $15.5 million. At the end of the third quarter, $47.2 million was outstanding on the Partnership’s credit facilities. Our debt also includes $400.0 million of first lien secured bonds due in 2025 and $172.7 million of second lien secured bonds due in 2026. Net leverage ratio at the end of the quarter was 4.8x.

As of September 30, 2023, our borrowing base availability under our credit facilities was $52.7 million. Total liquidity at quarter-end was $68.2 million. As of October 30, 2023, our borrowing base availability under our credit facilities totaled $41.4 million, and total liquidity was approximately $52.8 million. This compares to total liquidity of $46.4 million at year end 2022.

Capital Expenditures - 2023 Expectations

    We expect capital expenditures for 2023 to be between $49.0 million and $54.0 million. These capital expenditures include approximately $20.0 million and $23.0 million of maintenance capital expenditures, approximately $26.0 million and $28.0 million of capital expenditures primarily associated with the expansion of our contract services fleet, and $3.0 million and $4.0 million of capital expenditures related to investments in technology, primarily software and systems. The increase in capital expenditure guidance, when compared to the prior quarter, is offset by the redeployment of cash proceeds from the Egypt asset sale of $5.8 million.

Third Quarter 2023 Cash Distribution on Common Units

    On October 19, 2023, the board of directors of our general partner declared a cash distribution attributable to the quarter ended September 30, 2023 of $0.01 per outstanding common unit. This distribution equates to a distribution of $0.04 per outstanding common unit on an annualized basis. This distribution will be paid on November 14, 2023 to each of the holders of common units of record as of the close of business on October 30, 2023. The distribution coverage ratio for the third quarter of 2023 was 9.9x.

Conference Call

    CSI will host a conference call to discuss third quarter results today, November 2, 2023, at 10:30 a.m. Eastern Time. The phone number for the call is 1-866-374-8397. The conference call will also be available by live audio webcast and may be accessed through CSI’s website at www.csicompressco.com. An audio replay of the conference call will be available at 1-877-344-7529, conference number 10183761, replay code 5672618, for one week following the conference call and the archived webcast will be available through CSI’s website for thirty days following the conference call.

CSI Compressco Overview

    CSI Compressco is a provider of contract services including natural gas compression services and treating services. Natural gas compression is used for natural gas and oil production, gathering, artificial lift, transmission, processing, and storage. Treating services include removal of contaminants from a natural gas stream and cooling to reduce the temperature of produced gas and liquids. CSI Compressco’s compression and related services business includes a fleet of approximately 4,500 compressor packages providing approximately 1.2 million in aggregate horsepower, utilizing a full spectrum of low-, medium- and high-horsepower engines. Our treating fleet includes amine units, gas coolers, and related equipment. CSI Compressco’s aftermarket business provides compressor package overhaul, repair, reconfiguration, and maintenance services as well as the sale of compressor package parts and components manufactured by third-party suppliers. Our customers comprise a broad base of natural gas and oil exploration and production, midstream, transmission, and storage companies operating throughout many of the onshore producing regions of the United States, as well as in a number of international locations. including the countries of Mexico, Canada, Argentina, and Chile. CSI Compressco’s General Partner is owned by Spartan Energy Partners LP.

Forward-Looking Statements

    This news release contains “forward-looking statements” and information based on our beliefs and those of our general partner, CSI Compressco GP LLC. Forward-looking statements in this news release are identifiable by the use of the following words and other similar words: “anticipates,” “assumes,” “believes,” “budgets,” “could,” “estimates,” “expectations,” “expects,” “forecasts,” “goal,” “intends,” “may,” “might,” “plans,” “predicts,” “projects,” “schedules,” “seeks,” “should,” “targets,” “will,” and “would.” These forward-looking statements include statements, other than statements of historical fact, including anticipated return of standby equipment to in service, the redeployment of idle fleet compressors, joint-bidding on potential projects with Spartan, commodity prices and demand for CSI Compressco’s equipment and services and other statements regarding CSI Compressco’s beliefs, expectations, plans, prospects and other future events, performance, and other statements that are not purely historical. Such forward-looking statements reflect our current views with respect to future events and financial performance, and are based on assumptions that we believe to be reasonable, but such forward-looking statements are subject to numerous risks and uncertainties, including but not limited to: economic and operating conditions that are outside of our control, including the trading price of our common units, and the supply, demand, and price of oil and natural gas; the levels of competition we encounter; our dependence upon a limited number of customers and the activity levels of our customers; the levels of competition we encounter; our ability to renew our contracts with our customers, which are generally short-term contracts; the availability of adequate sources of capital to us, including changes to interest rates; our existing debt levels and our ability to obtain additional financing; our ability to continue to make cash distributions, or increase cash distributions from current levels, after the establishment of reserves, payment of debt service and other contractual obligations; the restrictions on our business that are imposed under our long-term debt agreements; the credit and risk profile of Spartan Energy Partners; risks related to acquisitions and our growth strategy; the availability of raw materials and labor at reasonable prices; risks related to our foreign operations; the effect and results of litigation, regulatory matters, environmental laws and regulations, settlements, audits, assessments, and contingencies; information technology risks, including the risk from cyberattack; acts of terrorism, war or political or civil unrest in the United States of elsewhere, including the Russian military invasion of Ukraine; operating hazards, natural disasters, weather-related impacts, casualty losses and other matters beyond our control; the effects of existing and future laws and governmental regulations; global or national health concerns, including the outbreak of pandemics or epidemics such as the COVID-19 pandemic, including operational challenges, workforce challenges, and supply chain disruptions; and other risks and uncertainties contained in our Annual Report on Form 10-K and our other filings with the U.S. Securities and Exchange Commission (“SEC”), which are available free of charge on the SEC website at www.sec.gov. The risks and uncertainties referred to above are generally beyond our ability to control and we cannot predict all the risks and uncertainties that could cause our actual results to differ from those indicated by the forward-looking statements. If any of these risks or uncertainties materialize, or if any of the underlying assumptions prove incorrect, actual results may vary from those indicated by the forward-looking statements, and such variances may be material. All subsequent written and verbal forward-looking statements made by or attributable to us or to persons acting on our behalf are expressly qualified in their entirety by reference to these risks and uncertainties. You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to update or revise any forward-looking statements we may make, except as may be required by law.

Reconciliation of Non-GAAP Financial Measures

The Partnership includes in this release the non-GAAP financial measures Adjusted EBITDA, distributable cash flow, distribution coverage ratio, free cash flow, and net leverage ratio. Adjusted EBITDA is used as a supplemental financial measure by the Partnership's management to:

•assess the Partnership's ability to generate available cash sufficient to make distributions to the Partnership's unitholders and general partner;
•evaluate the financial performance of its assets without regard to financing methods, capital structure or historical cost basis;
•measure operating performance and return on capital as compared to those of our competitors; and
•determine the Partnership's ability to incur and service debt and fund capital expenditures.

The Partnership defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, and before certain charges, including impairments, bad debt expense attributable to bankruptcy of customers, equity compensation, non-cash costs of compressors sold, gain on extinguishment of debt, write-off of unamortized financing costs, and excluding, severance and other non-recurring or unusual expenses or charges.

Distributable cash flow is used as a supplemental financial measure by the Partnership's management, as it provides important information relating to the relationship between our financial operating performance and our cash distribution capability. Additionally, the Partnership uses distributable cash flow in setting forward expectations and in communications with the board of directors of our general partner. The Partnership defines distributable cash flow as Adjusted EBITDA less current income tax expense, maintenance capital expenditures, interest expense, and severance expense, plus non-cash interest expense.

The Partnership believes that the distribution coverage ratio provides important information relating to the relationship between the Partnership's financial operating performance and its cash distribution capability. The Partnership defines the distribution coverage ratio as the ratio of distributable cash flow to the total quarterly distribution payable, which includes, as applicable, distributions payable on all outstanding common units and the general partner interest.

The Partnership defines free cash flow as net cash provided by operating activities less capital expenditures, net of sales proceeds. Management primarily uses this metric to assess our ability to retire debt, evaluate our capacity to further invest and grow, and measure our performance as compared to our peer group of companies.

The Partnership defines net leverage ratio as net debt (the sum of the carrying value of long-term and short-term debt on its consolidated balance sheet, less cash, excluding restricted cash on the consolidated balance sheet and excluding outstanding letters of credit) divided by Adjusted EBITDA for calculating net leverage (Adjusted EBITDA as reported externally adjusted for certain items to comply with its credit agreement) for the trailing twelve-month period. Management primarily uses this metric to assess the Partnership's ability to borrow, reduce debt, add to cash balances, pay distributions, and fund investing and financing activities.

These non-GAAP financial measures should not be considered an alternative to net income, operating income, cash flows from operating activities, or any other measure of financial performance presented in accordance with U.S. GAAP. These non-GAAP financial measures may not be comparable to Adjusted EBITDA, distributable cash flow, free cash flow or other similarly titled measures of other entities, as other entities may not calculate these non-GAAP financial measures in the same manner as CSI. Management compensates for the limitation of these non-GAAP financial measures as an analytical tool by reviewing the comparable U.S. GAAP measures, understanding the differences between the measures and incorporating this knowledge into management's decision-making process. Furthermore, these non-GAAP measures should not be viewed as indicative of the actual amount of cash that CSI has available for distributions or that the Partnership plans to distribute for a given period, nor should they be equated to available cash as defined in the Partnership's partnership agreement.

Schedule A - Income Statement

Results of Operations (unaudited)
	Three Months Ended			Nine Months Ended
	Sep 30, 2023	Jun 30, 2023	Sep 30, 2022	Sep 30, 2023	Sep 30, 2022
	(In Thousands, Except per Unit Amounts)
Revenues:
Contract services	$71,457	$70,521	$67,492	$211,625	$194,647
Aftermarket services	23,686	21,209	23,192	62,246	52,273
Equipment rentals	4,197	4,773	3,869	13,084	10,987
Equipment sales	367	276	342	902	1,522
Total revenues	$99,707	$96,779	$94,895	$287,857	$259,429
Cost of revenues (excluding depreciation and amortization expense):
Cost of contract services	$35,153	$35,767	$34,793	$107,747	$99,418
Cost of aftermarket services	18,202	16,924	18,056	49,340	42,051
Cost of equipment rentals	555	555	563	1,665	1,530
Cost of equipment sales	411	249	66	867	683
Total cost of revenues	$54,321	$53,495	$53,478	$159,619	$143,682
Depreciation and amortization	19,256	19,086	19,867	57,193	58,572
Impairments of long-lived assets	—	—	135	—	135
Selling, general, and administrative expense	11,686	12,291	10,731	33,956	32,483
Interest expense, net	13,410	13,747	12,615	40,472	37,552
Other (income) expense, net	1,772	(191)	1,661	1,065	2,530
Loss before taxes and discontinued operations	$(738)	$(1,649)	$(3,592)	$(4,448)	$(15,525)
Provision for income taxes	209	924	940	1,685	2,497
Loss from continuing operations	$(947)	$(2,573)	$(4,532)	$(6,133)	$(18,022)
Loss from discontinued operations, net of taxes	$—	—	81	—	173
Net loss	$(947)	(2,573)	(4,451)	(6,133)	(17,849)
Net loss per basic and diluted common unit	$(0.01)	$(0.02)	$(0.03)	$(0.04)	$(0.13)

Schedule B - Reconciliation of Net Loss to Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio

    The following table reconciles net loss to Adjusted EBITDA, distributable cash flow and distribution coverage ratio for the three and nine month periods ended September 30, 2023, June 30, 2023 and September 30, 2022:

Results of Operations (unaudited)
Three Months Ended	Nine Months Ended
Sep 30, 2023	Jun 30, 2023	Sep 30, 2022	Sep 30, 2023	Sep 30, 2022
(In Thousands, except Ratios)
Net loss	$(947)	$(2,573)	$(4,451)	$(6,133)	$(17,849)
Interest expense, net	13,410	13,747	12,615	40,472	37,552
Provision for income taxes	209	924	940	1,685	2,497
Depreciation and amortization	19,256	19,086	19,867	57,193	58,572
Impairments of fixed assets and inventory	—	—	135	—	135
Non-cash cost of compressors sold	411	249	66	867	683
Equity compensation	457	516	458	1,334	1,232
Outside services costs related to unit disposals	—	155	—	155	—
Severance	88	58	233	213	233
Fire Damaged Unit	893	—	—	893	—
Provision for income taxes, depreciation, amortization and impairments attributed to discontinued operations	—	—	(81)	—	(173)
Other	62	368	—	430	—
Transaction Costs	—	—	—	—	210
Adjusted EBITDA	$33,839	$32,530	$29,782	$97,109	$83,092

Less:
Current income tax expense	352	1,146	784	2,058	2,286
Maintenance capital expenditures	6,105	6,005	5,121	16,408	13,723
Interest expense	13,410	13,747	12,615	40,472	37,552
Severance and other	88	309	233	464	443
Plus:
Non-cash items included in interest expense	75	67	46	104	308
Distributable cash flow	$13,959	$11,390	$11,075	$37,811	$29,396

Cash distribution attributable to period	$1,412	$1,412	$1,412	$4,236	$4,236
Distribution coverage ratio	9.9x	8.1x	7.8	x	8.9x	6.9x

Schedule C - Reconciliation of Net Cash Provided by Operating Activities Operations to Free Cash Flow

    The following table reconciles net cash provided by operating activities to free cash flow for the three month periods ended September 30, 2023, June 30, 2023 and September 30, 2022:

Results of Operations (unaudited)
	Three Months Ended
	Sep 30, 2023	Jun 30, 2023	Sep 30, 2022
	(In Thousands)
Net cash provided by (used in) operating activities	$35,162	$4,772	$42,395
Capital expenditures, net of sales proceeds	(12,213)	(7,644)	(17,412)
Free cash flow	$22,949	$(2,872)	$24,983

Schedule D – Reconciliation to Adjusted EBITDA Margin (unaudited)

	Three Months Ended
	Sep 30, 2023	Jun 30, 2023	Sep 30, 2022
Consolidated	(In Thousands, except Margin %)
Revenue	$99,707	$96,779	$94,895
Loss before taxes and discontinued operations	$(738)	$(1,649)	$(3,592)
Adjusted loss margin before taxes and discontinued operations	(0.7)%	(1.7)%	(3.8)%
Adjusted EBITDA (Schedule B)	$33,839	$32,530	$29,782
Adjusted EBITDA Margin	33.9%	33.6%	31.4%

Schedule E – Reconciliation of Net Loss to Adjusted EBITDA for Net Leverage Ratio Calculation (unaudited)
(In thousands, except ratios)

Twelve Months Ended
Sep 30, 2023

Net loss	$(10,379)
Interest expense, net	53,423
Provision for income taxes	3,974
Depreciation and amortization	76,852
Impairments and other charges	—
Non-cash cost of compressors sold	1,566
Equity Compensation	1,724
Outside services costs related to unit disposals	155
Provision for income taxes, depreciation, amortization and impairments attributed to discontinued operations	—
Severance	412
Other	870
Adjusted EBITDA	$129,490

Debt Schedule	Sep 30, 2023
7.50% First Lien Notes	$400,000
10.00%/10.75% Second Lien Notes	172,717
Asset Based Loan	47,200
Finance Lease	14,869
Cash on Hand	(15,502)
Net Debt	$619,284

Net Leverage Ratio (Net Debt/Adjusted EBITDA for Net Leverage Calculation)	4.8x

Schedule F – Balance Sheet

	September 30, 2023	December 31, 2022
(In thousands)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$15,502	$8,475
Trade accounts receivable, net of allowances for doubtful accounts of $365 as of September 30, 2023 and $736 as of December 31, 2022	54,864	65,085
Trade receivable - affiliate	608	948
Inventories	46,715	45,902
Prepaid expenses and other current assets	7,123	7,905
Total current assets	124,812	128,315
Property, plant, and equipment:
Land and building	7,227	7,227
Compressors and equipment	1,126,515	1,103,657
Vehicles	8,749	8,640
Construction in progress	31,410	37,183
Total property, plant, and equipment	1,173,901	1,156,707
Less accumulated depreciation	(651,838)	(611,734)
Net property, plant, and equipment	522,063	544,973
Other assets:
Intangible assets, net of accumulated amortization of $38,846 as of September 30, 2023 and $36,627 as of December 31, 2022	16,921	19,140
Operating lease right-of-use assets	25,028	27,205
Deferred tax asset	3	3
Other assets	3,412	2,767
Total other assets	45,364	49,115
Total assets	$692,239	$722,403
LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities:
Accounts payable	$22,408	$34,589
Accrued liabilities and other	60,067	49,666
Total current liabilities	82,475	84,255
Other liabilities:
Long-term debt, net	619,341	634,016
Deferred tax liabilities	1,034	1,245
Operating lease liabilities	16,504	19,419
Other long-term liabilities	7,532	8,742
Total other liabilities	644,411	663,422
Commitments and contingencies
Partners’ capital:
General partner interest	(1,667)	(1,618)
Common units (141,995,028 units issued and outstanding at September 30, 2023 and 141,237,462 units issued and outstanding at December 31, 2022)	(18,563)	(9,250)
Accumulated other comprehensive income (loss)	(14,417)	(14,406)
Total partners’ capital	(34,647)	(25,274)
Total liabilities and partners’ capital	$692,239	$722,403

Investor Contact for further information:
Jon Byers
CSI Compressco LP,
The Woodlands, Texas,
Phone: (281) 364-2279,
jon.byers@csicompressco.com
www.csicompressco.com